Exhibit 99

VERONICA WU ELECTED TO VF CORPORATION’S

BOARD OF DIRECTORS

GREENSBORO, N.C. – March 14, 2019 – The Board of Directors of VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, footwear and accessories, has elected Silicon Valley venture capitalist Veronica Wu as a director, effective March 12, 2019.

“We’re pleased to welcome Veronica to VF’s Board of Directors,” said Steve Rendle, VF’s Chairman, President and Chief Executive Officer. “Her extensive experience in technology, artificial intelligence and machine learning, coupled with her deep knowledge of the Chinese consumer and the China digital marketplace, will be a significant addition to our Board as we continue to expand our digital capabilities and leverage digital as a key growth engine for our brands worldwide.”

Ms. Wu will serve on the Finance and Nominating & Governance Committees of VF’s Board of Directors.

Ms. Wu (48) launched Hone Capital in 2015 to pioneer a new model of venture investing that combines machine learning with powerful angel networks to deliver consistent return at scale. To date, Hone has invested in more than 300 technology companies, including many throughout the e-commerce and consumer sectors.

Prior to Hone Capital, Ms. Wu served from 2013 to 2015 as Vice President of Tesla Motors overseeing its China Operations and led the introduction of the company’s first car into the China market in 2014. Before Tesla, Ms. Wu worked for Apple, Inc., where she led the launch of Apple’s Education and Enterprise business in China from 2006 to 2013, growing it from inception into a multi-billion dollar business. Previously, she held senior positions at Motorola and McKinsey & Company.

Ms. Wu holds a Bachelor of Science degree from Yale University in Applied Mathematics, and a Master of Science degree in Industrial Engineering Operations Research from the University of California, Berkeley.

About VF

VF Corporation (NYSE: VFC) outfits consumers around the world with its diverse portfolio of iconic lifestyle brands, including Vans®, The North Face®, Timberland®, Wrangler® and Lee®. Founded in 1899, VF is one of the world’s largest apparel, footwear and accessories companies with socially and environmentally responsible operations spanning numerous geographies, product categories and distribution channels. VF is committed to delivering innovative products to consumers and creating long-term value for its customers and shareholders. For more information, visit www.vfc.com.

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VF Corporation Contacts:

Joe Alkire	Craig Hodges
Vice President, Corporate Development,	Vice President, Corporate Affairs
Investor Relations and Financial Planning & Analysis	(336) 424-5636
(336) 424-7711